SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 12, 2009, Charter Communications, Inc. (“Charter”) announced that it had reached an agreement in principle with holders of certain of its subsidiaries’ senior notes (the “Noteholders”) holding approximately $4.1 billion in aggregate principal amount of notes issued by Charter’s subsidiaries, CCH I, LLC (“CCH I”) and CCH II, LLC (“CCH II”).  Pursuant to separate restructuring agreements, dated February 11, 2009, entered into with each Noteholder (the “Restructuring Agreements”), on or prior to April 1, 2009, Charter and its subsidiaries expect to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code to implement a restructuring aimed at improving its capital structure.

Restructuring Agreements and Commitment Letters

The restructuring contemplated by the Restructuring Agreements is expected to be funded with cash from operations, an exchange of debt of CCH II for other debt at CCH II (the “Notes Exchange”), the issuance of additional debt (the “New Debt Commitment”), and the proceeds of an equity offering (the “Rights Offering”) for which Charter has received a back-stop commitment (the “Back-Stop Commitment”) from certain Noteholders.  In addition to the Restructuring Agreements, the Noteholders have entered into commitment letters with Charter (the “Commitment Letters”), pursuant to which they have agreed to exchange and/or purchase, as applicable, certain securities of Charter, as described in more detail below.

Under the Notes Exchange, an offer to existing holders of senior notes of CCH II and CCH II Capital Corp. (“CCH II Notes”) will be made to exchange their CCH II Notes for new 13.5% Senior Notes of CCH II and CCH II Capital Corp. (the “New CCH II Notes”).  CCH II Notes exchanged for New CCH II Notes in the Notes Exchange will be converted into New CCH II Notes with a principal amount equal to the outstanding principal amount of such CCH II Notes plus accrued but unpaid interest to the bankruptcy petition date plus post-petition interest, but excluding any call premiums or prepayment penalties (collectively, the “Exchange Amount”).  CCH II Notes that are not exchanged in the Notes Exchange will be converted into cash in an amount equal to the Exchange Amount.  The aggregate principal amount of New CCH II Notes to be issued pursuant to the plan of reorganization outlined in the Restructuring Agreement (the “Plan”) is expected to be approximately $1.48 billion plus accrued but unpaid interest to the bankruptcy petition date plus post-petition interest, but excluding any call premiums or prepayment penalties (collectively, the “Target Amount”), plus an additional $85 million.

Under the Restructuring Agreements, certain holders of CCH II Notes have committed to exchange, pursuant to the Notes Exchange, an aggregate of approximately $1.21 billion in aggregate principal amount of CCH II Notes, plus accrued but unpaid interest to the bankruptcy petition date plus post-petition interest, but excluding any call premiums or any prepayment penalties.  In the event that the aggregate principal amount of New CCH II Notes to be issued pursuant to the Notes Exchange would exceed the Target Amount, each Noteholder participating in the Notes Exchange will receive a pro rata portion of such Target Amount of New CCH II Notes, based upon the ratio of (i) the aggregate principal amount of CCH II Notes it has tendered into the Notes Exchange to (ii) the total aggregate principal amount of CCH II Notes tendered into the Notes Exchange.  Participants in the Notes Exchange will receive a commitment fee equal to 1.5% of the principal amount plus interest on the CCH II Notes exchanged by such participant in the Notes Exchange.

Under the New Debt Commitment, certain holders of CCH II Notes have committed to purchase an additional amount of New CCH II Notes in an aggregate principal amount of $267 million, subject to adjustment.  Participants in the New Debt Commitment will receive a commitment fee equal to the greater of (i) 3.0% of their respective portion of the New Debt Commitment and (ii) 0.83% of its respective portion of the New Debt Commitment for each month beginning April 1, 2009 during which its New Debt Commitment remains outstanding.

Under the Rights Offering, Charter will offer to existing holders of senior notes of CCH I (“CCH I Notes”) that are accredited investors or qualified institutional buyers (as defined under Rule 144A of the Securities Act of 1933),  the right (the “Rights”) to purchase shares of the new Class A Common Stock of Charter, to be issued upon Charter’s emergence from bankruptcy,  in exchange for a cash payment related to the equity value of Charter upon emergence.  Upon emergence from bankruptcy, Charter’s new Class A Common Stock is not expected to be listed on any public or over-the-counter exchange or quotation system and will be subject to transfer restrictions.  It is expected, however, that Charter will thereafter apply for listing of its new Class A Common Stock on the NASDAQ

Stock Market as provided in the Term Sheet.  The Rights Offering is expected to generate proceeds of up to approximately $1.62 billion and will be used to fund the cash portion of the Notes Exchange, repayment of  certain amounts relating to the satisfaction of certain swap agreement claims against Charter Communications Operating, LLC (“Charter Operating”) and for general corporate purposes.

Under the Commitment Letters, subject to equity ownership limitations, certain Noteholders (the “Backstop Parties”) have agreed to subscribe for their respective pro rata portions of the Rights Offering, and certain of the Backstop Parties have, in addition, agreed to subscribe for a pro rata portion of any Rights that are not purchased by other holders of CCH I Notes in the Rights Offering (the “Excess Backstop”).  Noteholders who have committed to participate in the Excess Backstop will be offered the option to purchase a pro rata portion of additional shares of Charter’s new Class A Common Stock, at the same price at which shares of the new Class A Common Stock will be offered in the Rights Offering, in an amount equal to $400 million less the aggregate dollar amount of shares purchased pursuant to the Excess Backstop, subject to certain equity ownership limitations.  The Backstop Parties will receive a commitment fee equal to 3% of its respective equity backstop.

The Restructuring Agreements further contemplate that upon consummation of the Plan (i) the notes and bank debt of Charter’s subsidiaries, Charter Operating and CCO Holdings, LLC will remain outstanding, (ii) holders of notes issued by CCH II will receive New CCH II Notes and/or cash pursuant to the Notes Exchange, (iii) holders of notes issued by CCH I will receive shares of Charter’s new Class A Common Stock, (iv) holders of notes issued by CCH I Holdings, LLC will receive warrants to purchase shares of common stock in Charter, (v) holders of notes of Charter Communications Holdings, LLC will receive warrants to purchase shares of Charter’s new Class A Common Stock, (vi) holders of convertible notes issued by Charter will receive cash and preferred stock issued by Charter,  (vii) holders of common stock will not receive any amounts on account of their common stock, which will be cancelled, and (viii) trade creditors will be paid in full.  In addition, as part of the proposed restructuring, it is expected that consideration will be paid by holders of CCH I Notes to other entities participating in the financial restructuring.  The recoveries summarized above are more fully described in the term sheet which forms a part of the Restructuring Agreements (the “Term Sheet”).

Pursuant to a separate restructuring agreement among Charter, Mr. Allen and an entity controlled by Mr. Allen (the “Allen Agreement”), in settlement of their rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon consummation of the Plan Mr. Allen or his affiliates will be issued a number of shares of the new Class B Common Stock of Charter such that the aggregate voting power of such shares of new Class B Common Stock shall be equal to 35% of the total voting power of all new common stock of Charter.  Also, as part of such settlement, upon consummation of the Plan Mr. Allen or such affiliates will receive or retain certain additional consideration as described in the Term Sheet.  Each share of new Class B Common Stock will be convertible, at the option of the holder, into one share of new Class A Common Stock, and will be subject to significant restrictions on transfer.  Holders of new Class A Common Stock and holders of new Class B Common Stock will receive certain customary registration rights with respect to their shares.

The Restructuring Agreements also contemplate that following emergence from bankruptcy each holder of 10% or more of the voting power of Charter will have the right to nominate one member of the Board for each 10% of voting power, and that at least Charter’s current Chief Executive Officer and Chief Operating Officer will continue in their same positions.  The Restructuring Agreements require Noteholders to cast their votes in favor of the Plan and generally support the Plan and contain certain customary restrictions on the transfer of claims by the Noteholders.

In addition, the Restructuring Agreements contain an agreement by the parties that Charter shall not be required to comply with any terms if such compliance would trigger a default under one or more of certain debt instruments to remain outstanding.

The Restructuring Agreements and Commitment Letters are subject to certain termination events, including, among others:

•	the commitments set forth in the respective Noteholder’s Commitment Letter shall have expired or been terminated;

•
Charter’s board of directors shall have been advised in writing by its outside counsel that continued pursuit of the Plan is inconsistent with its fiduciary duties because, and the board of directors determines in good faith that, (A) a proposal or offer from a third party is reasonably likely to be more favorable to the Company than is proposed under the Term Sheet, taking into account, among other factors, the identity of the third party, the likelihood that any such proposal or offer will be negotiated to finality within a reasonable time, and the potential loss to the company if the proposal or offer were not accepted and consummated, or (B) the Plan is no longer confirmable or feasible;

•
the Plan or any subsequent plan filed by Charter with the bankruptcy court (or a plan supported or endorsed by Charter) is not reasonably consistent in all material respects with the terms of the Restructuring Agreements;

•	Charter shall not have filed for Chapter 11 relief with the bankruptcy court on or before April 1, 2009;

•
a disclosure statement order reasonably acceptable to Charter and the holders of a majority of the CCH I Notes held by the ad-hoc committee of certain Noteholders (the “Requisite Holders”) has not been entered by the bankruptcy court on or before the 50th day following the bankruptcy petition date;

•	a confirmation order reasonably acceptable to Charter and the Requisite Holders is not entered by the bankruptcy court on or before the 130th day following the bankruptcy petition date;

•	any of the Chapter 11 cases of Charter is converted to cases under chapter 7 of the Bankruptcy Code if as a result of such conversion the Plan is not confirmable;

•	any Chapter 11 cases of Charter is dismissed if as a result of such dismissal the Plan is not confirmable;

•	the order confirming the Plan is reversed on appeal or vacated;

•	any Restructuring Agreement or the Allen Agreement has terminated or breached in any material respect; and

•	Charter shall not have reached agreement with senior management on a compensation program reasonably acceptable to Charter and the Requisite Holders by March 12, 2009.

           As a result, there is no assurance that the treatment of creditors outlined above will not change significantly.  The Allen Agreement contains substantially similar provisions as do the Restructuring Agreements.

The above summary of the Restructuring Agreements, Commitment Letters, Term Sheet and Allen Agreement is qualified in its entirety by the full text of the Restructuring Agreements, Commitment Letters, Term Sheet and Allen Agreement, a copy of which is filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

On February 12, 2008, Charter issued a press release announcing its entry into the Restructuring Agreements and Commitment Letters (the “Agreement Release”).  The Agreement Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Interest Payment

As previously disclosed in Charter’s Current Report on Form 8-K filed on January 15, 2009, two of Charter’s subsidiaries, CCH I Holdings, LLC and Charter Communications Holdings, LLC, did not make scheduled payments of interest due on January 15, 2009 (the “Scheduled Payments”), on certain of their outstanding senior notes (the “Overdue Payment Notes”).  Each of the respective governing indentures (the “Indentures”) for the Overdue Payment Notes permits a 30-day grace period for such interest payments through (and including) February 15, 2009.  On February 13, 2009, Charter paid the full amount of these overdue interest payments to the Paying Agent for the Overdue Payment Notes, which constitutes payment under the Indentures.   As required under the Indentures, Charter has set a special record date for payment of such interest payments of February 28, 2009.

Escrow Agreement

As part of the agreement in principle, Charter and certain of its subsidiaries entered into an Escrow Agreement, dated as of February 11, 2009, with members of the ad-hoc committee of holders of the Overdue Payment Notes (the “Ad-Hoc Holders”) and Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agreement”).  Under the Escrow Agreement, the Ad-Hoc Holders have agreed to deposit into an escrow account the amounts they receive in respect of the Scheduled Payments and Wells Fargo will hold such amounts until (i) Charter and a majority of the Ad-Hoc Holders agree to the release thereof, (ii) the restructuring transactions contemplated in the Restructuring Agreements are consummated on or prior to December 15, 2009 or are not consummated by such date due to a material breach of the Restructuring Agreements of Charter or its subsidiaries, followed by notice thereof to Wells Fargo by a majority of the Ad-Hoc Holders and Charter, at which time Wells Fargo will release such amounts to the Ad-Hoc Holders, or (iii) the transactions contemplated by the Restructuring Agreements are not consummated by December 15, 2009 for any other reason, followed by notice thereof to Wells Fargo by a majority of the Ad-Hoc Holders and Charter, at which time it will release such amounts to Charter or its subsidiaries.  The amounts to be deposited in escrow are approximately $47 million.

Item 2.02 Results of Operations and Financial Condition.

On February 12, 2008, Charter issued a separate press release announcing preliminary results for the quarter and year ended December 31, 2008, which is being “furnished” under this Item 2.02 (the “Results Release”).  The Results Release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01. Other Events

On February 3, 2009, Charter Operating made a request to the administrative agent under its Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”), to borrow additional revolving loans under the Credit Agreement.  Such borrowing request complied with the provisions of the Credit Agreement including section 2.2 (“Procedure for Borrowing”) thereof.  On February 5, 2009, Charter received a notice from the administrative agent asserting that one or more Events of Default (as defined in the Credit Agreement) have occurred and are continuing under the Credit Agreement, including, pursuant to section 8(g)(v) thereof.  Charter disagrees with the administrative agent’s assertions and sent a letter to the administrative agent on February 9, 2009, among other things, stating that no Event of Default under the Credit Agreement has occurred or is continuing and requesting the administrative agent rescind its notice of default and fund Charter Operating’s borrowing request.  The administrative agent sent a letter to Charter on February 11, 2009, stating that it continues to believe that one or more events of default have occurred and are continuing.   As a result, with the exception of one lender who funded approximately $354,237, the lenders have failed to fund Charter Operating’s borrowing request.

Item 9.01.  Financial Statements and Exhibits

The following exhibits are filed with this report and incorporated by reference herein:

Exhibit No.                         Description

10.1	Form of Restructuring Agreement.

10.2	Form of Commitment Letter.

10.3	Term Sheet.

10.4	Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.

99.1	Press Release, dated February 12, 2009, regarding an agreement in principle with holders of senior notes.

99.2	Press Release, dated February 12, 2009, announcing preliminary results for the quarter and year ended December 31, 2008.

Cautionary Statement Regarding Forward-Looking Statements:

This Current Report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the Securities and Exchange Commission (“SEC”). Many of the forward-looking statements contained in this Current Report may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “plans,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Current Report are set forth in other reports or documents that we file from time to time with the SEC, including our quarterly reports on Form 10-Q filed in 2008 and our most recent annual report on Form 10-K and include, but are not limited to:

•
the outcome of our discussions with our bondholders and the completion of Charter’s announced restructuring including the outcome and impact on our business of any resulting proceedings under Chapter 11 of the Bankruptcy Code;

•
the availability and access, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources and, in particular, our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;

•
our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position, especially given recent volatility and disruption in the capital and credit markets;

•
the impact of competition from other distributors, including incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line (“DSL”) providers;

•	difficulties in growing, further introducing, and operating our telephone services, while adequately meeting customer expectations for the reliability of voice services;

•	our ability to adequately meet demand for installations and customer service;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition;

•	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;

•
general business conditions, economic uncertainty or downturn, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the housing sector and overall economy; and

•	the effects of governmental regulation on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CHARTER COMMUNICATIONS, INC.

                         By: /s/ Kevin D. Howard
Date: February 13, 2009                                                                                Name: Kevin D. Howard
                                                 Title: Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.                         Description

10.1	Form of Restructuring Agreement.

10.2	Form of Commitment Letter.

10.3	Term Sheet.

10.4	Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.

99.1	Press Release, dated February 12, 2009, regarding an agreement in principle with holders of senior notes.

99.2	Press Release, dated February 12, 2009, announcing